Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-252299
Dated March 22, 2021





RBB BANCORP
皇佳商業金控

Investor Presentation

March 2021

NASDAQ: RBB

Disclosure Statement

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could" and the negative of these terms and similar words, although some forward-looking statements may be expressed differently. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of RBB Bancorp (RBB or the Company) and its subsidiaries.

These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: (1) U.S. and international business and economic conditions;(2) possible additional provisions for loan losses and charge-offs; (3) credit risks of lending activities and deterioration in asset or credit quality; (4) extensive laws and regulations and supervision that we are subject to, including potential supervisory action by bank supervisory authorities; (5) increased costs of compliance and other risks associated with changes in regulation, including any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"); (6) compliance with the Bank Secrecy Act and other money laundering statutes and regulations; (7) potential goodwill impairment; (8) liquidity risk; (9) fluctuations in interest rates; (10) the expected discontinuation of the London Interbank Offering Rate after 2021, and uncertainty regarding potential alternative reference rates, including the Secured Overnight Financing Rate; (11) risks associated with acquisitions and the expansion of our business into new markets; (12) inflation and deflation; (13) real estate market conditions and the value of real estate collateral; (14) environmental liabilities; (15) our ability to compete with larger competitors; (16) our ability to retain key personnel; (17) successful management of reputational risk; (18) severe weather, natural disasters, acts of war or terrorism, public health issues (including novel coronavirus, or COVID-19), or other adverse external events could harm our business; (19) general economic or business conditions in Asia, and other regions where the Bank has operations; (20) failures, interruptions, or security breaches of our information systems; (21) our ability to adapt our systems to the expanding use of technology in banking; (22) risk management processes and strategies; (23) adverse results in legal proceedings; (24) the impact of regulatory enforcement actions, if any; (25) certain provisions in our charter and bylaws that may affect acquisition of RBB; (26) changes in tax laws and regulations; (27) the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters, including Accounting Standards Update 2016-13 (Topic 326), "Measurement of Credit Losses on Financial Instruments," commonly referenced as the Current Expected Credit Loss model, which will change how we estimate credit losses and may increase the required level of our allowance for credit losses after adoption on December 31, 2022; (28) market disruption and volatility; (29) fluctuations in the RBB's stock price; (30) restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; (31) issuances of preferred stock; (32) our ability to raise additional capital, if needed, and the potential resulting dilution of interests of holders of our common stock; (33) the soundness of other financial institutions and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and (34) other risks detailed from time to time in our filings with the Securities and Exchange Commission (the "SEC") including our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K, for the year ended December 31, 2020, as amended, all of which could cause actual results to differ from those set forth in the forward-looking statements.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our business, financial condition and results of operations. Furthermore, many of these risks and uncertainties are currently amplified by and may continue to be amplified by or may, in the future, be amplified by, the recent outbreak of the COVID-19 pandemic. You are cautioned not to place undue reliance on our forward looking statements, which reflect management's analysis and expectations only as of the date of such statements. Forward looking statements speak only as of the date they are made, and we do not intend, and undertake no obligation, to publicly revise or update forward looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities law.

Disclosure Statement

Any investor in our securities should consider all risks and uncertainties disclosed in our filings with the SEC described under the heading "Where You Can Find More Information" in the preliminary prospectus supplement, all of which are accessible on the SEC's website at www.sec.gov.

This presentation contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management uses these "non-GAAP measurers in its analysis of the Company's performance. Management believes that these non-GAAP financial measures allow for better comparability of period to period operating performance. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company's financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of the non-GAAP measures used in this presentation to the most directly comparable GAAP measures is provided in the Appendix A to this presentation.

Certain information contained in this presentation and statements made orally during this presentation relate to or are based on publications and other data obtained from third party sources. While we believe these third party sources to be reliable as of the date of this presentation, we have not independently verified, and make no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from such third party sources.

RBB has filed a registration statement (including a prospectus) (File No. 333-252299) and a preliminary prospectus supplement with the SEC for the offering to which this presentation relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related preliminary prospectus supplement if you request it by calling Janney Montgomery Scott toll free at (800) 477-9251 or emailing prospectus@janney.com.

This presentation may not be used in connection with any offer to sell, or solicitation of an offer to buy, any securities in a state or jurisdiction in which such offer or solicitation is not permitted by law or in which the person making the offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Terms of the Planned Capital Raise

Issuer:	RBB Bancorp (NASDAQ: RBB)
Security:	Fixed-to-Floating Subordinated Debt Due 2031
Rating:	BBB by Kroll Bond Rating Agency (Confirmed February 22, 2021)
Principal Amount:	$80.0 Million
Type:	S-3 Shelf / SEC Registered
Maturity Date:	April 1, 2031
Term:	10 Years
Call Date:	5 Years
Use of Proceeds:	Redemption of $50.0 million in aggregate principal amount of 6.5% Subordinated Notes due 2026, with the remaining balance to be used for general corporate purposes, including capital to support growth organically or through strategic acquisition, the payment of dividends, financing investments and capital expenditures, share repurchases, and investments in Royal Business Bank
Book Running Manager:	Janney Montgomery Scott LLC
Co-Managers:	Hovde Group, LLC | Stephens Inc.

RBB Bancorp – Who We Are

Overview

- **Established in 2008 and headquartered in Los Angeles, California**
  - $3.4 billion asset Chinese-American, business-oriented community bank
- **22 traditional branches**
  - 12 located in Southern California
  - 6 located in New York
  - 2 located in Chicago
  - 1 in Nevada
  - 1 in New Jersey
- **Four principal business lines:**
  - Commercial Real Estate (“CRE”)[3]
  - Commercial & Industrial (“C&I”)
  - 1-4 Single Family Residential (“SFR”)
  - SBA Lending (“SBA”)
- **Six successful acquisitions completed since 2010**
- **Certified Community Development Financial Institution since mid-February 2016**

Financial Highlights

For the Three Months Ended December 31, 2020:

Balance Sheet ($mm)	
Total Assets	$3,350
Gross Loans, Including Held for Sale	$2,757
Total Deposits	$2,635
Tangible Common Equity[1]	$354
Tangible Common Equity / Tangible Assets[1]	10.81%
NPAs / Assets[2]	0.59%
Profitability	
Return on Average Assets, annualized	1.33%
Return on Average Tangible Common Equity[1]	12.58%
FTE Net Interest Margin	3.67%
Efficiency Ratio	43.3%

(1) Non-GAAP reconciliation in Appendix A
(2) Nonperforming assets include nonaccrual loans, loans modified under troubled debt restructurings, and other repossessed assets; excludes purchased credit impaired (“PCI”) loans acquired in prior acquisitions
(3) Includes construction and land development loans

Company Highlights

High-performing community bank with defined and proven strategy to grow both organically and through acquisitions

- Insider ownership (including family holdings) at 36% and high deposit balances, aligns interests with public shareholders
- Experienced management team and Board of Directors with demonstrated industry knowledge, regulatory relationships, lending expertise and community involvement
- Niche markets with concentration on Asian-Americans
  - Products structured to address the needs of underserved individuals and businesses within those markets
  - Significant opportunities for future acquisitions across the U.S.

Conservative risk profile with focused and diversified lending strategy

- Solid asset quality from disciplined credit culture and rigorous underwriting standards
- Interest rate neutral to modestly asset sensitive balance sheet

Track record of attractive returns

- Diversified revenue with four lending products spread across multiple industries and geographies
- Substantial noninterest income and well-managed noninterest expenses

Exceptional investment opportunity to hold an interest in a well-managed, highly profitable institution

- Compelling valuation and consistent dividend payout ratio

Experienced Leadership Team

Average 34 years of bank management experience in finance, lending, credit, risk, strategy and branch operations

Name / Title	Experience	Background
Yee Phong (Alan) Thian President & Chief Executive Officer	38 years	• Chairman, President and Chief Executive Officer ("CEO") since Royal Business Bank (the "Bank") began operations in 2008 • Appointed to the FDIC community bank advisory committee twice • Presently on the CFPB community bank advisory committee • Formerly served as Executive Vice President ("EVP") and Regional Director for United Commercial Bank, as well as President and CEO for both First Continental Bank and American International Bank
David Morris Executive Vice President & Chief Financial Officer	34 years (11 years with Alan)	• Appointed EVP and Chief Financial Officer ("CFO") of the Bank and Company in 2010 • Formerly President and CEO with MetroPacific Bank and EVP, CFO and Chief Operating Officer ("COO") with San Diego Community Bank
Jeffrey Yeh Executive Vice President & Chief Credit Officer	31 years (18 years with Alan)	• Joined the Bank as an executive officer in 2008 and promoted to EVP and Chief Credit Officer in January 2014 • Formerly Finance Director and Business Control Manager for Universal Science Industrial Co, Ltd. and Lending and Investment Manager for Bank of Overseas Chinese
I-Ming (Vincent) Liu Executive Vice President & Chief Risk Officer	33 years (25 years with Alan)	• Joined the Bank as an executive officer in 2008, promoted to COO in January 2011, and promoted to Chief Risk Officer of the Bank in 2011 and of the Company in 2013 • Formerly Senior Vice President ("SVP") and head of southern California branch network for United Commercial Bank
Simon Pang Executive Vice President & Chief Strategy Officer	39 years (23 years with Alan)	• Joined the Bank as an executive officer in 2008 as head of commercial lending, promoted to Chief Strategy Officer in May 2012 • Formerly Senior Vice President ("SVP") and commercial and international banking manager with United Commercial Bank

CEO Thian owns 4.4% of the stock of the Company, RBB officer and director ownership as a group is approximately 20.7%

Source: 2020 Proxy (DEF 14A)

Our History

Historical Progression of Franchise Growth

2008
- Opened Royal Business Bank 皇佳商業銀行

2010
- Opened SBA banking unit

2011
- January: Established RBB Bancorp 皇佳商業金控
- July: Acquired First Asian Bank
- September: Acquired Ventura County Business Bank

2012
- Raised over $54mm in private offering of common stock

2013
- May: Acquired Los Angeles National Bank
- Received Outstanding Overseas Taiwanese SME Award

2014
- Opened residential mortgage unit
- Earned Findley Reports' "Super Premier" status

2015
- Earned Findley Reports' "Super Premier" status

2016
- Named a CDFI
- March: Issued $50mm of subordinated notes
- February: Acquired TFC
- Earned Findley Reports' "Super Premier" status

2017
- Raised $62 million in IPO
- Earned Findley Reports' "Super Premier" status

2018
- Issued $55 million of subordinated notes
- October: Acquired First American International Bank

2020
- January: Acquired Pacific Global Bank

Our Current Footprint

Coast-to-Coast footprint of 22 branches provide banking services to the largest Asian-American communities in the nation



Southern California & Nevada	
Arcadia	San Gabriel
Cerritos	Torrance
Diamond Bar	Irvine
Los Angeles (2)	Oxnard
Monterey Park	Westlake Village
Rowland Heights	Las Vegas

Chicago, IL
Chinatown
Bridgeport

New York and Edison, NJ
Brooklyn, NY (2)
Manhattan, NY
Queens, NY (3)
Elmhurst, NY
Edison, NJ

Source: S&P Global Market Intelligence

Substantial Opportunities for Acquisitions:
Chinese-American Banks Across the U.S.

- Chinese-American bank universe comprised of over 37 banks[1]:
  - Publicly-traded
  - Locally-owned
  - Subsidiaries of Taiwanese or Chinese banks
- Other Asian-American banks also represent compelling acquisition opportunities
- Target markets include select Metropolitan Statistic Areas ("MSAs") that fulfill the following conditions:
  - High concentration of Asian-Americans
  - High number of Chinese-American banks and branches

Specific Target Markets

Location	Total Population (000's)	Asian-American Population (000's)	Asian-American Population % of Total
New York-Newark-Jersey City, NY-NJ-PA	19,979	1,978	9.9%
Los Angeles-Long Beach-Anaheim, CA	13,291	1,954	14.7%
San Francisco-Oakland-Hayward, CA	4,729	1,097	23.2%
Chicago-Naperville-Elgin, IL-IN-WI	9,499	532	5.6%
Houston-The Woodlands-Sugar Land, TX	6,997	455	6.5%
Seattle-Tacoma-Bellevue, WA	3,939	449	11.4%
Urban Honolulu, HI	980	429	43.8%
Philadelphia-Camden-Wilmington, PA-NJ-DE-MD	6,046	302	5.0%
Las Vegas-Henderson-Paradise, NV	2,232	194	8.7%

Identified expansion markets   Current markets

(1) Chinese-American bank universe as defined by RBB's management team
Source: S&P Global Market Intelligence, Census Bureau 2018 estimates

Demonstrated Track Record of Balance Sheet and Earnings Growth



Total Loans ($mm)
Loans Held for Investment ("HFI")
Mortgage Loans Held For Sale ("HFS")
$1,155
$1,375
$2,577
$2,305
$2,757
2016
2017
2018
2019
2020



Total Deposits ($mm)
Noninterest-bearing Deposits
Interest-bearing Deposits
$1,153
$1,337
$2,144
$2,249
$2,635
2016
2017
2018
2019
2020



Net Income ($mm)
$19.1
$25.5
$36.1
$39.2
$32.9
2016
2017
2018
2019
2020



Return on Average Tangible Common Equity[1]
13.14%
13.64%
13.66%
11.93%
9.62%
2016
2017
2018
2019
2020

(1) Non-GAAP reconciliation in Appendix A

Profitability Drivers

Yield on Average Interest-Earning Assets



Yield on Earning Assets
Yield on Total Loans
5.75%
5.66%
5.57%
5.54%
5.18%
5.35%
5.13%
5.36%
5.31%
4.67%
2016
2017
2018
2019
2020

Cost of Average Interest-Bearing Liabilities



Cost of Interest-Bearing Liabilities
Cost of Total Deposits
2.24%
1.69%
1.57%
1.28%
1.15%
1.56%
1.11%
1.01%
0.80%
0.82%
2016
2017
2018
2019
2020

Net Interest Margin (FTE)[1]



4.44%
4.16%
4.12%
3.63%
3.52%
2016
2017
2018
2019
2020

Efficiency Ratio



42.6%
37.7%
44.5%
49.9%
50.1%
2016
2017
2018
2019
2020

(1) Fully taxable equivalent

Diversified Loan Portfolio

- $2.71 billion total HFI loans as of December 31, 2020[1]
- Diversified across industry lines
  - SFR - Mainly non-QM mortgages[2]
  - CRE - Owner occupied and Investor owned[3]
  - C&I - Majority secured by assets
  - SBA - Primarily SBA 7(a) loans for business acquisition or working capital
- 52% Fixed rate and 48% Variable rate[4]
- Average yield on HFI loans of 5.13% for the fourth quarter of 2020

Loan Portfolio Composition *(December 31, 2020)*

By Business Line[1]:



SFR³
43%
CRE²
42%
SBA
4%
C&I
11%

By Collateral Type:



C&I
9%
1-4 Family
48%
C&D
6%
CRE (Owner-Occupied)
7%
CRE (Non-Owner-Occupied)
17%
Multifamily
13%

(1) Excludes purchased loan discounts and deferred costs and fees
(2) Includes construction and land development loans
(3) Includes HFI and HFS loans
(4) Fixed rate loans include loans that have initial fixed rate terms prior to converting to variable rate loans

Business Line Profile: SFR Lending

As of December 31, 2020:

- Average: LTV of 56.6%; FICO score of 757; duration of approximately 4 years
- Average current start rates:
  - 4.00% plus 0-1% in points; reprices at 7 years to one-year CMT plus 2.50%

SFR Loans

$1.2 billion



Home Equity Lines
2.1%
Loans HFS
4.5%
Other SFR Loans
93.4%

SFR Portfolio ($mm)



$200.7
$374.8
$1,315.8
$1,065.4
$1,174.0
2016
2017
2018
2019
2020

Business Line Profile: CRE Lending | C&D Lending

As of December 31, 2020:

CRE Loans	C&D Loans
$1.0 billion	$186.7 million



Single Family 2.4%
Owner Occupied 19.8%
Multifamily 33.6%
Non-Owner Occupied 44.2%



Land Acq. & Development 9.1%
Commercial Construction 24.4%
Residential Construction 66.5%

~21.9% of CRE loans are fixed rate or hybrid loans

CRE and C&D Portfolio Growth ($mm)



$89.4
$501.8
$91.9
$496.0
$113.2
$758.7
$96.0
$793.3
$186.7
$1,003.6
2016
2017
2018
2019
2020
CRE Loans
C&D Loans

Business Line Profile: C&I Lending | SBA Lending

As of December 31, 2020:

C&I Loans

$290.1 million



Bank Sub Debt 2.8%
Shared Nat. Credits 16.4%
Credit Lines[1] 80.8%

SBA Loans

$97.8 million



Unguaranteed Secured by RE 38.4%
Guaranteed 49.6%
Unguaranteed Unsecured 12.0%

Unguaranteed SBA Loans:

By Business:



Other Real Estate 39.2%
Gas Stations 14.7%
Hotel/ Motels 46.1%

By Location:



Other 15.8%
Washington 16.8%
Texas 8.9%
Nevada 10.4%
Arizona 4.6%
New York 3.7%
California 39.8%

C&I and SBA Portfolio Growth ($mm)



$159.0
$131.4
$84.5
$75.0
$97.8
$203.8
$280.8
$304.3
$274.6
$290.1
2016
2017
2018
2019
2020

(1) Credit Lines include commercial and industrial lines of credit, term loans, mortgage warehouse lines and international trade discounts

Response to COVID-19 Pandemic

Loan Modifications

- As of January 15, 2021, total deferred loans were $49.8 million or 1.8% of loans outstanding[1]
- Total deferred loans decreased $384.2 million, or 89% from June 30, 2020 to January 15, 2021
- $31.0 million, or 62.2%, of the January 15, 2021 total consisted of three loans
- $23.5 million, or 47.2%, of the January 15, 2020 total were on principal deferment only
- The large majority of remaining deferrals are real-estate secured

Industry/Property Type[2] ($mm)	June 30, 2020 Modification Balance	June 30, 2020 # of Loans	January 15, 2021 Modification Balance	January 15, 2021 # of Loans
General Retail	$94.3	34	$3.2	2
Mixed Use Commercial	58.8	38	7.5	1
Hospitality	25.3	5	6.4	1
Restaurants	4.2	11	0.0	0
Multifamily	9.1	6	0.0	-
Commercial, Office & Other	23.0	6	18.8	5
SFR Mortgage – Western	118.5	183	8.8	14
SFR Mortgage – Eastern	85.9	203	4.9	11
SFR Mortgage – Chicago	14.8	84	0.2	1
Total	**$433.9**	**570**	**$49.8**	**35**

(1) Total Loans as of December 31, 2020
(2) Excludes SBA loans

Relief Lending: Paycheck Protection Program

PPP Round 1

- Approved and funded 260 loans totaling $32.9 million
- Average loan size of $126,000
- As of December 31, 2020, remaining balance was $32.4 million
- Approximately $650,000 in fees recognized in 2020 with approximately $700,000 still deferred

PPP Round 2 (as of February 28, 2021)

- Approved and funded 138 loans totaling $21.5 million
- Average loan size of $158,000
- Approximately $800,000 in fees generated

Limited Exposure to COVID-19 Impacted Industries

- Excluding SBA loans, total exposure to Hospitality, Restaurant, Retail, and Airlines & Cruise Lines sectors equals only 8.9% of total loans[1]

Industry / Property Type	Loan Balance ($m)	Percent of Total Loans[1]
General Retail (excluding SBA)	$170,987	6.3%
Mixed Use Commercial (excluding SBA)	$221,709	8.2%
Hospitality (excluding SBA)	$52,297	1.9%
Service Stations (excluding SBA)	$15,891	0.6%
Restaurants (excluding SBA)	$7,606	0.3%
SBA Loans	$103,035	3.8%
Shared National Credits (excluding Airlines and Cruise Lines)	$38,050	1.4%
Airlines and Cruise Lines (SNC)	$9,615	0.4%
Total	**$619,191**	**22.8%**

(1) Excludes mortgage loans available for sale

Disciplined Credit Culture

Nonperforming Loans[1] / Total Loans


0.55%
0.21%
0.15%
0.60%
0.72%
2016
2017
2018
2019
2020

Nonperforming Assets[2] / Total Assets


0.50%
0.16%
0.15%
0.48%
0.59%
2016
2017
2018
2019
2020

Allowance for Loan Losses / Total Loans


1.28%
1.10%
0.82%
0.86%
1.08%
2016
2017
2018
2019
2020

Net Charge-Offs (Recoveries) / Average Loans


0.08%
(0.06%)
0.05%
0.05%
0.05%
2016
2017
2018
2019
2020

(1) Nonperforming loans include nonaccrual loans and loans modified under troubled debt restructurings; nonperforming loans exclude PCI loans acquired in prior acquisitions
(2) Nonperforming assets include nonperforming loans (as defined in footnote 1 above) and other repossessed assets

Deposit Portfolio *as of December 31, 2020*

- Strongest growth coming in DDAs
- Top 10 Deposit Relationships = $368.4 million (13.9% of total deposits)
  - 3 of the Top 10 Relationships are with directors and shareholders of the Company; $62.5 million, or ~17% of Top 10 total

For the Three Months Ended December 31, 2020

	Avg. Balance ($mm)	Weighted Avg. Cost
Noninterest-Bearing Demand	$616.8	0.00%
NOW	62.2	0.31%
Savings	128.7	0.10%
Money Market	504.5	0.48%
Retail Time[1]	681.0	1.18%
Jumbo Time[2]	594.7	1.23%
Brokered Time[3]	17.4	0.64%
Total Deposits	**$2,605.3**	**0.71%**

Deposit Portfolio Composition

Total: $2.64 billion



Brokered Time 3 0.7%
Noninterest-Bearing Demand 23.4%
Savings, NOW & Money Market 27.7%
Retail Time1 25.5%
Jumbo Time2 22.7%
87.7% Adjusted Core Deposits4

Cost of Deposits Trailing 8 Quarters



1.43%
1.62%
1.63%
1.55%
1.38%
1.10%
0.87%
0.71%
2019Q1
2019Q2
2019Q3
2019Q4
2020Q1
2020Q2
2020Q3
2020Q4

(1) Retail Time includes time deposits with balances less than $250,000, excluding brokered time
(2) Jumbo Time includes time deposits with balances of $250,000 and greater
(3) Brokered Time are brokered time deposits, which are all lower than $100,000
(4) Non-GAAP reconciliation in Appendix A

Securities Portfolio *as of December 31, 2020*

Securities by Type


Municipal
2.9%
Municipal-Taxable
1.1%
U.S. Govt. Agency
0.6%
Corporate
15.9%
Commercial Paper
47.0%
SBA
2.0%
MBS
8.1%
CMO
22.4%

Type	Book Value ($mm)	Yield[1]
Mortgage-Backed Securities ("MBS")	$17.7	1.73%
Collateralized Mortgage Obligations ("CMO")	48.9	1.47%
Corporate	34.6	3.20%
U.S. Govt. Agency	1.3	1.69%
Municipal - Taxable	2.4	4.43%
Municipal	6.4	2.53%
Commercial Paper	102.4	0.99%
SBA	4.4	2.45%
Total Securities	**$218.0**	**1.62%**

Securities by ASC 320 Designation


Held to Maturity
3.3%
Available for Sale
96.7%

ASC 320 Designation	Book Value ($mm)
Available for Sale	$210.9
Held to Maturity	7.2
Total Securities	**$218.0**

(1) For the year ended December 31, 2020

Interest Rate Risk Profile

- 12 month net interest income ("NII") sensitivity is neutral to slightly asset sensitive
- Economic Value of Equity ("EVE") sensitivity is neutral to slightly liability sensitive in a flat to declining environment

12-Month NII Sensitivity
Immediate Change in Rates
December 31, 2020



12.00%
10.00%
8.00%
6.00%
4.00%
2.00%
0.00%
-2.00%
-1.05%
-0.35%
4.63%
10.87%
-200 BPS
-100 BPS
+100 BPS
+200 BPS

EVE Sensitivity
Immediate Change in Rates
December 31, 2020



11.50%
9.50%
7.50%
5.50%
3.50%
1.50%
-0.50%
-2.50%
-4.50%
8.86%
1.50%
-1.89%
-2.96%
-200 BPS
-100 BPS
+100 BPS
+200 BPS

Note: Assumes parallel shifts in market interest rates

Consolidated Capital Ratios

Consolidated Capital Ratios



10.81%
11.32%
14.62%
15.21%
20.77%
4.00%
7.00%
8.50%
10.50%
TCE / TA 1
Tier 1 Leverage Ratio
Tier 1 Common Capital Ratio
Tier 1 Risk-Based Capital Ratio
Total Risk-Based Capital Ratio
As Reported December 31, 2020
Basel III Fully Phased in Well-Capitalized Level

Consolidated Capitalization Table

(Dollars in millions, except per share amounts)	As of December 31, 2020 Actual
Long-Term Debt	
Long-Term Debt	$104.4
Long-term FHLB Advance	150.0
Trust Preferred Securities	14.3
Total Long-Term Debt	**$268.7**
Shareholders' Equity	
Common Stock	$284.3
Additional Paid-in Capital	4.9
Treasury Stock	--
Retained Earnings	138.2
Accumulated Other Comprehensive Income	1.1
Total Shareholders' Equity	**$428.5**
Total Capitalization	**$697.2**
Common Shares Outstanding	**19,565,921**
Book Value Per Share	$21.90
Tangible Book Value Per Share[1]	$18.10
Regulatory Capital	
Tier 1 Common Capital	**$354.1**
Tier 1 Risk-Based Capital	**$368.4**
Total Risk-Based Capital	**$503.1**

(1) Non-GAAP reconciliation in Appendix A

Outlook

Net interest margin expected to see modest expansion

- Average CD costs will decrease due to rollover of higher cost CDs in the 1st quarter
- Loan and deposit rate environment will remain competitive
- Widening yield curve will increase net interest margin expansion

Do not expect loan sales to return to pre-Covid levels until the 2nd quarter of 2021

High single-digit balance sheet growth should drive further improvement in profitability

Flat expense levels

- Consolidation of offices in all regions will provide modest cost savings offset by higher personnel costs

Projected loan losses:

- Limited exposure to Covid-impacted industries and minimal deferrals should mitigate future Covid related losses
- 88% of loans with April deferments are paying as agreed; 94% of loans with April deferments are paying interest
- Expect all commercial (non-SBA) loans to be paying as agreed by the second quarter of 2021

Future Branch Activity:

- Bensonhurst, Brooklyn New York Branch – open in late 2021
- Move the Manhattan branch to Canal Street
- Searching for branch locations in Chicago area and Northern California

Impact of the Subordinated Debt

Pro Forma Holding Company Capital Ratios

(Dollars in thousands)

Assumptions	
Gross Subordinated Debt Issuance	$80,000
Net Proceeds[1]	$78,480
Issuance Expense[1]	$1,520
Risk-Weighting on Net Proceeds	20%

	Actual 12/31/2020	Sub Debt Issuance	Sub Debt Redemption	Pro Forma 12/31/2020
Regulatory Capital				
Common Equity Tier 1 Capital	$354,130			$354,130
Additional Tier 1 Capital	$14,283			$14,283
Tier 1 Capital	$368,413			$368,413
Tier 2 Capital	$134,680	$80,000	($50,000)	$164,680
Total Capital	$503,093	$80,000	($50,000)	$533,093
Total Assets for Regulatory Ratios				
Total Assets for Leverage Ratio	$3,255,470	$78,480	($50,000)	$3,283,950
Risk-Weighted Assets	$2,422,681	$15,696	($10,000)	$2,428,377
TCE/TA				
Tangible Common Equity	$354,049			$354,049
Tangible Assets	$3,275,633	$78,480	($50,000)	$3,304,113
Capital Ratios				
TCE/TA	10.81%			10.72%
Leverage Ratio	11.32%			11.22%
CET1 Ratio	14.62%			14.58%
Tier 1 RBC Ratio	15.21%			15.17%
Total RBC Ratio	20.77%			21.95%

Note: For illustrative purposes only

(1) Assumes gross underwriting spread of 1.50% and other issuance expenses of $320 thousand

Pro Forma Debt Service Coverage

(Dollars in thousands)

Double Leverage Ratio			
	For the Period Ended		
	2018Y	2019Y	2020Y
Holding Company Equity	$374,621	$407,690	$428,488
Bank Level Equity	$433,023	$480,703	$532,972
Double Leverage Ratio	**115.6%**	**117.9%**	**124.4%**
Net Proceeds from Proposed Holding Company Subordinated Notes Offering [1]			$28,480
0% Downstreamed to Bank			
Net Proceeds from Proposed Holding Company Subordinated Notes Offering Downstreamed to Bank			**$0**
Pro Forma Bank-Level Equity			**$532,972**
Pro Forma Double Leverage Ratio			**124.4%**
100% Downstreamed to Bank after Redemption (Illustrative Purposes Only, Intent is to Keep at Holding Company)			
Net Proceeds from Proposed Holding Company Subordinated Notes Offering Downstreamed to Bank			**$28,480**
Pro Forma Bank-Level Equity			**$561,452**
Pro Forma Double Leverage Ratio			**131.0%**

Debt Service Coverage			
	For the Years Ended		
	2018	2019	2020
Int Exp: Total Deposits	$16,956	$34,233	$25,205
Int Exp: Borrowings	$6,689	$10,628	$9,160
Total Interest Expense	**$23,645**	**$44,861**	**$34,365**
Pre Tax Income	**$46,206**	**$55,321**	**$47,459**
Debt Service Coverage (including deposit expense)	**2.95x**	**2.23x**	**2.38x**
Debt Service Coverage (excluding deposit expense)	**7.91x**	**6.21x**	**6.18x**
New Subordinated Debt Expense [2]	**$3,200**	**$3,200**	**$3,200**
Redemption of Subordinated Debt	**($3,250)**	**($3,250)**	**($3,250)**
Pro Forma Interest Coverage (including deposit expense) [2]	**2.96x**	**2.24x**	**2.38x**
Pro Forma Interest Coverage (excluding deposit expense) [2]	**7.97x**	**6.23x**	**6.22x**

Note: Pro Forma Double Leverage Ratio is for illustrative purposes only

(1) Assumes $80 million issuance and a gross underwriting spread of 1.50%, other expenses of $320 thousand and is net of proceeds used to redeem existing subordinated debt

(2) Illustrative coupon of 4.00%

Appendix A: Non-GAAP Reconciliations

Non-GAAP Reconciliation:
Tangible Common Equity and Tangible Assets

Some of the financial measures included in this presentation are not measures of financial performance recognized by GAAP. These non-GAAP financial measures include "tangible common equity to tangible assets," "tangible book value per share," and "return on average tangible common equity." Our management uses these non-GAAP financial measures in its analysis of our performance and believes these are helpful to investors as an additional tool for further understanding our performance. The following table reconciles shareholders' equity (on a GAAP basis) to tangible common equity and total assets (on a GAAP basis) to tangible assets, calculates our tangible book value per share, and reconciles return on average tangible common equity to its most comparable GAAP measure:

(Dollars in thousands, except per share data)	As of and for the year ended					
	2016	2017	2018	2019	2020	4Q 2020
Tangible Common Equity:						
Total Shareholders' Equity	$181,585	$265,176	$374,621	$407,690	$428,488	$428,488
Adjustments						
Goodwill	(29,940)	(29,940)	(58,383)	(58,563)	(69,243)	(69,243)
Core Deposit Intangible	(1,793)	(1,438)	(7,601)	(6,100)	(5,196)	(5,196)
Tangible Common Equity	**$149,852**	**$233,798**	**$308,637**	**$343,027**	**$354,049**	**$354,049**
Tangible Assets:						
Total Assets - GAAP	1,395,551	1,691,059	2,974,002	2,788,535	3,350,072	3,350,072
Adjustments						
Goodwill	(29,940)	(29,940)	(58,383)	(58,563)	(69,243)	(69,243)
Core Deposit Intangible	(1,793)	(1,438)	(7,601)	(6,100)	(5,196)	(5,196)
Tangible Assets	**$1,363,818**	**$1,659,681**	**$2,908,018**	**$2,723,872**	**$3,275,633**	**$3,275,633**
Common Shares Outstanding	12,827,803	15,908,893	20,000,022	20,030,866	19,565,921	19,565,921
Tangible Common Equity to Tangible Assets Ratio	**10.99%**	**14.09%**	**10.61%**	**12.59%**	**10.81%**	**10.81%**
Tangible Book Value Per Share	**$11.68**	**$14.70**	**$15.43**	**$17.12**	**$18.10**	**$18.10**
Average Tangible Common Equity:						
Average Shareholders' Equity	$172,140	$218,717	$296,869	$393,895	$417,915	$427,163
Adjustments						
Goodwill	(25,167)	(29,940)	(31,081)	(58,446)	(69,863)	(69,243)
Core Deposit Intangible	(1,779)	(1,620)	(1,483)	(6,873)	(5,806)	(5,406)
Average Tangible Common Equity	**$145,194**	**$187,157**	**$264,305**	**$328,576**	**$342,246**	**$352,514**
Net Income Available to Common Shareholders	$19,079	$25,528	$36,105	$39,209	$32.928	$11,147
Return on Average Tangible Common Equity	**13.14%**	**13.64%**	**13.66%**	**11.93%**	**9.62%**	**12.58%**

Note: Historical financial data is not presented pro forma reflecting the acquisition of FAIT completed on October 15, 2018

Regulatory Reporting to Financial Statements:
Adjusted Core Deposits

Some of the financial measures included in this presentation and in Forms 10-Q & 10-K filed with the SEC differ from those reported on the FRB Y-9(c) report. These financial measures include "core deposits to total deposits." Our management uses this financial measure in its analysis of our performance. The Bank measures core deposits by reviewing all relationships over $250,000 on a quarterly basis. After discussions with our regulators on the proper way to measure core deposits, the Bank now tracks all deposit relationships over $250,000 on a quarterly basis and considers a relationship to be core if there are any three or more of the following: (i) relationships with us (as a director or shareholder); (ii) deposits within its market area; (iii) additional non-deposit services with us; (iv) electronic banking services with us; (v) active demand deposit account with us; (vi) deposits at market interest rates; and (vii) longevity of the relationship with us. RBB considers all deposit relationships under $250,000 as a core relationship except for time deposits originated through an internet service. This differs from the traditional definition of core deposits which is demand and savings deposits plus time deposits less than $250,000. As many of RBB's customers have more than $250,000 on deposit with us, the Bank believes that using this method reflects a more accurate assessment of our deposit base. The following table reconciles the adjusted core deposit to total deposits:

(Dollars in thousands)	As of the year ended				
	2016	2017	2018	2019	2020
Core Deposits[1]	**$781,940**	**$990,824**	**$1,670,572**	**$1,651,678**	**$2,037,164**
Adjustments to Core Deposits					
Time Deposits > $250,000 Considered as Core Deposits[2]	325,453	180,751	468,773	446,968	448,159
Less: Brokered Deposits Considered Non-Core	-	-	(113,832)	(67,089)	(17,374)
Less: Internet and Other Deposit Originator Deposits < $250,000 Considered Non-Core[3]	(30,971)	(29,467)	(18,286)	(26,025)	(76,356)
Less: Other Deposits Not Considered Core[4]	(171,800)	(136,943)	(52,002)	(60,719)	(80,016)
Adjusted Core Deposits	**$904,622**	**$1,005,165**	**$1,955,225**	**$1,944,813**	**$2,311,577**
Total Deposits	$1,152,763	$1,337,281	$2,144,041	$2,248,938	$2,635,128
Adjusted Core Deposits to Total Deposits Ratio	78.47%	75.16%	91.19%	86.47%	87.72%

(1) All demand and savings deposits of any amount plus time deposits less than $250,000
(2) Time deposits to core customers over $250,000 as defined in the lead-in to the table above
(3) Comprised of internet and outside deposit originator time deposits less than $250,000 which are not considered to be core deposits
(4) Comprised of demand and savings deposits in relationships over $250,000 which are considered non-core deposits because they do not satisfy the definition of core deposits set forth in the lead-in to the table above